Exhibit 99.2

News Release

911 Panorama Trail South • Rochester, NY 14625 • paychex.com

Paychex Announces $1 Billion Stock Repurchase Authorization and Declares Quarterly Dividend

Rochester, N.Y. (January 16, 2026) – Paychex, Inc. (Nasdaq: PAYX), an industry-leading human capital management ("HCM") company, today announced that its Board of Directors has authorized the purchase of up to $1 billion of the Company’s common stock. The new authorization replaces the prior 2024 authorization to repurchase $400 million of the Company’s common stock.

In addition, the Board has declared a regular quarterly cash dividend on Paychex common stock of $1.08 per share, payable on February 27, 2026, to shareholders of record as of January 28, 2026.

"For many years, we have maintained a long-standing commitment to delivering outstanding value to our investors,” said John Gibson, Paychex President and CEO. “Today’s new share repurchase authorization, together with our dividend declaration, demonstrates our confidence in the strength of the business, consistent cash flow generation, and disciplined approach to long-term value creation.”

In fiscal 2025, Paychex returned over $1.5 billion to shareholders through cash dividends and share repurchases.

About Paychex
Paychex, Inc. (Nasdaq: PAYX) is the digitally driven HR leader that is reimagining how companies address the needs of today’s workforce with the most comprehensive, flexible, and innovative HCM solutions for organizations of all sizes. Offering a full spectrum of HR advisory and employee solutions, Paychex pays 1 out of every 11 American private sector workers and is raising the bar in HCM for approximately 800,000 customers in the U.S. and Europe. Every member of the Paychex team is committed to fulfilling the company’s purpose of helping businesses succeed. Visit paychex.com to learn more.

Investor Relations
Rachel White
Head of Investor Relations
Paychex, Inc.
(585) 216-0822
investors@paychex.com

Media Relations
Tracy Volkmann
Manager, Public Relations
Paychex, Inc.

Exhibit 99.2

(585) 387-6705
tvolkmann@paychex.com